Exhibit 10.46

Employment Agreement

This Employment Agreement, this “Agreement”, shall be effective at 12:01 a.m., Eastern Daylight Time, on July 6, 2015 (the “Effective Date”), by and between Marquis Industries, Inc., a Georgia corporation, “Marquis” or the “Employer”, and Timothy A. Bailey, a Georgia resident, “Bailey”, and their respective heirs, successors and permitted assigns.

Witnesseth:

Whereas, effective on the Effective Date, Marquis Affiliated Holdings LLC, a Delaware limited liability company, “Holdings”, acquired all the issued and outstanding common no par value stock in Marquis from Bailey and the other stockholders of Marquis;

Whereas, Bailey has served as the Chief Executive Officer of Marquis since 1994 and has been instrumental in that company's operations; and

Whereas, the Employer desires to retain Bailey as the Chief Executive Officer of the Employer and Bailey desires to be employed as the Chief Executive Officer of Employer, in each case on the terms and subject to the conditions set forth herein;

Now, therefore, in consideration of the aforementioned premises and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Position and Duties.

During the Term (as defined below), Bailey shall serve as the Chief Executive Officer of Employer, shall report to the Chairman and the Board of Directors of Employer (the “Board”), and shall be primarily responsible for managing the Marquis Business (as defined below) and coordinating its finance, manufacturing, and sales activities to increase its growth and profitability. Bailey shall perform diligently such duties and such other duties as are customarily performed by chief executive officers of comparable companies in the same or similar industry as the Marquis Business, together with such other duties as may be reasonably required from time to time by the Board, which duties shall be consistent with his position as set forth above. Bailey shall from time to time report to the Chairman and the Board on all matters within his knowledge that should be brought to the Chairman's and the Board's attention. Bailey shall see that all resolutions and orders of the Board are carried into effect, and in connection with the foregoing, shall be authorized to delegate to the other officers and employees of, or consultants to, Employer such of his powers and duties as he deems advisable. Bailey shall, if requested, also serve as an officer or director of any subsidiary of Marquis for no additional compensation.

2. Term.

Bailey shall be employed by Employer hereunder for a term of three years, commencing on the Effective Date and expiring on July 5, 2018, unless terminated earlier pursuant to Section 5 or Section 6 of this Agreement. The period during which Bailey is employed by Employer hereunder is referred to herein as the “Term”.

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3. Salary and Benefits.

Bailey shall be paid an annual salary of One Hundred Sixty-five Thousand Dollars ($165,000), payable in periodic installments in accordance with the Employer's customary payroll practices, with a fringe benefits package that, taken as a whole, is economically comparable to that which he enjoyed at Marquis prior to the Effective Date, subject to the terms and conditions of the appropriate plans. Bailey shall also receive a car allowance of One thousand ($1,000) dollars per month during the Term. During the Term, Bailey shall be eligible to participate in the cash bonuses to be awarded pursuant to a cash bonus incentive program to be adopted by Employer with terms substantially consistent with prior practices for annual cash bonuses for key employees of the Employer.

4. Exclusivity.

During the Term, Bailey shall work full time for Employer and shall not consult, advise, or otherwise engage in any other business activity; provided, however, that so long as it does not interfere with his full-time employment hereunder, Bailey may engage in the management of his farming interests and personal investment portfolio.

5. Termination for Cause; Termination for Good Reason.

Employer may terminate Bailey for Cause. “Cause” shall be defined as: (i) abandonment or failure to perform his duties hereunder; (ii) embezzlement, misappropriation, fraud, or dishonesty involving the Marquis Business; (iii) violation of any law involving the Marquis Business that has a material adverse impact on the business or reputation of the Employer or any of its subsidiaries; (iv) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs Bailey's ability to perform services for the Employer, or results in material, reputational, or financial harm to the Employer or its affiliates; (v) addiction to any substance that materially interferes with Bailey's duties hereunder; or (vi) Bailey's material breach of any material obligation under this Agreement or any other written agreement between Bailey and the Employer.

The employment of Bailey under this Agreement may be terminated by Bailey for Good Reason if the Employer fails to cure the event constituting Good Reason within thirty (30) days' after receipt of written notice of such event from Bailey, provided that Bailey has given the Employer written notice of the event forming the basis of Good Reason within thirty (30) days after he has knowledge thereof. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following, in each case during the Term without Bailey's written consent: (i) any material breach by the Employer of any material provision of this Agreement or any material provision of any other agreement between Bailey and the Employer or its affiliates or (ii) a material reduction in Bailey's title, authority, or responsibilities or a material increase in Bailey's responsibilities (in any case, other than temporarily while Bailey is physically or mentally incapacitated or as required by applicable law);

6. Termination without Cause.

Employer may terminate Bailey without Cause in the event that Bailey becomes permanently disabled or is prevented by injury or sickness from attention to his duties hereunder for six consecutive weeks or more. Bailey's employment hereunder shall terminate automatically in the event of his death during the Term.

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7. Impact of Termination.

In the event that Bailey is terminated by Employer for Cause pursuant to Section 5 or without Cause pursuant to Section 6 prior to the expiration of the Term, his accrued but unpaid salary shall be paid through the date of termination, but he shall not be eligible to participate in the Cash Bonus Incentive Plan in the year of termination or any year thereafter. If Bailey terminates his employment for Good Reason pursuant to Section 5 prior to the expiration of the Term, he shall continue to receive his unpaid annual salary and fringe benefits package and he shall be eligible to participate in the Cash Bonus Incentive Program, in each case pursuant to Section 3 and for the remainder of the Term. After termination of employment, Bailey shall (i) return or cause to be returned any personal computer used by him to the Employer, and return or cause to be returned to the Employer all personal property of the Employer (except his cell phone, which Bailey may retain) and all documents and materials belonging to the Employer and stored in any fashion, whether or not those constitute or contain any Confidential Information or Work Product (as such terms are defined below), that are in the possession, custody, or control of Bailey, whether they were provided to Bailey by the Employer or any of its business associates or created by Bailey in connection with his employment by the Employee and (ii) delete or destroy all copies of any such documents and materials not returned to the Employer that remain in Bailey's possession or control, including those stored on any non-Employer devices, networks, storage locations, and media in Bailey's possession or control (including the retained cell phone).

Upon termination of Bailey's employment hereunder for any reason, Bailey shall be deemed to have resigned from all positions that Bailey holds as an officer or member of the board of directors (or a committee thereof) of the Employer or any of its subsidiaries or affiliates, except that Bailey may remain as the Minority Director of Holdings pursuant to the terms of the Operating Agreement of Holdings.

8. Covenants Not to Compete, Solicit or to Use or Disclose Confidential Information

8.01 Definitions.

For purposes of this Section 8:

“Compete” means to, directly or indirectly, own, manage, control, or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor, or otherwise with, any Competitor, or otherwise directly or indirectly engage in any Restricted Business targeted to the Restricted Area.

“Competitor” means any person or entity (other than Employer or its subsidiaries) who undertakes any Restricted Business in the Restricted Area, regardless of whether or not the Competitor is physically located inside or outside the Restricted Area.

“Confidential Information” means and includes any and all of the following information, whether in writing, orally, electronically or otherwise: (i) all information that is a trade secret under applicable trade secret or other law; (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, software source and object code and computer software, and database technologies, systems, structures, and architectures; (iii) all information concerning the business and affairs of Holdings, Marquis, or any subsidiary or affiliate of Marquis (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants' materials, historical, current, and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel, and personnel training techniques and materials, however documented); and (iv) all notes, analyses, compilations, studies, summaries, and other material prepared by any person or entity to the extent containing or based, in whole or in part, upon any information included in the foregoing. “Confidential Information” does not include information that is or becomes publicly known or available through no wrongful act of Bailey.

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“Customer” means any current, former, or prospective customer of Holdings, Marquis, or any subsidiary of Marquis.

“Marquis Business” means, individually and collectively, all businesses that Marquis or any of its subsidiaries conducts, or has conducted or has undertaken or planned to conduct or undertake, including the extrusion and sale of specialty yams and the manufacture and sale of carpet, rugs, and hard surfaces through multiple distribution channels, as such business may be expanded or changed during the Term.

“Restricted Area” means each area of each state and territory of the United States of America.

“Restricted Business” means any business that is competitive with the Marquis Business in the Restricted Area.

“Restriction Period” means the period commencing on the Effective Date of this Agreement and ending on the date that is the fifth (5th) anniversary of the date of termination of this Agreement.

8.02 Covenant Not to Compete.

During the Restriction Period, Bailey shall not Compete. Notwithstanding the foregoing, Bailey is permitted to own up to five percent (5%) of the outstanding capital stock or other equity interests of any publicly-traded entity that is or, during any relevant period becomes, a Competitor.

8.03 Covenant Not To Solicit Customers or Employees.

During the Restriction Period, Bailey shall not, directly or indirectly, for himself or another, (i) solicit Customers for any purpose related to a Restricted Business or (ii) solicit the employment of, assist in the soliciting of the employment of, or otherwise solicit the association in business with, any employee or officer of Holdings, Marquis, or any subsidiary or affiliate of Marquis, or induce any person who is an employee, officer, agent, or contractor of Holdings, Marquis, or any subsidiary or affiliate of Marquis, to terminate such relationship, or to join with Bailey or any other person or entity for the purpose of leaving the employ or such other relationship with Holdings, Marquis, or any subsidiary or affiliate of Marquis, and undertaking any form of business.

8.04 Covenant Not to Use or Disclose Confidential Information.

Bailey shall not, directly or indirectly, during the Restriction Period release or divulge any Confidential Information whatsoever relating to Holdings, Marquis, or any subsidiary or affiliate of Marquis to any person or entity other than Holdings, Marquis, or any subsidiary or affiliate of Marquis without the prior written consent of Holdings, unless compelled to do so by legal process or subpoena or in the performance of Bailey's duties under this Agreement consistent with the Employer's policies or (ii) use any Confidential Information of Holdings, Marquis, or any subsidiary or affiliate of Marquis for Bailey's own benefit or for the benefit of any person or entity other than Holdings, Marquis, or any subsidiary or affiliate of Marquis.

8.05 Non-disparagement.

Bailey agrees and covenants that he will not at any time make, publish, or com.m.unicate to any person or entity or in any public forum. any defamatory or disparaging rem.arks, comments, or statements concerning Employer or any of its subsidiaries or affiliates or any of the businesses, employees, officers, existing and prospective customers, suppliers, investors, and other associated third parties of Employer or any of its subsidiaries or affiliates.

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8.06 Covenants Extended Pursuant to the Sale of a Controlling Interest in Marquis and Other Acknowledgments.

For purposes of this Section 8:

(a) Bailey acknowledges and agrees that the obligations of this Section are necessary in order to protect the legitimate business interests of the Employer and such obligations are reasonably related to such end.

(b) Bailey also acknowledges that (i) pursuant to a Purchase Agreement, dated July 6, 2015, among Holdings, Marquis, Bailey, and the other stockholders of Marquis named therein (the “Purchase Agreement”), on the Effective Date, Holdings purchased all of the issued and outstanding shares of capital stock of Marquis from Bailey and such other stockholders (the “Purchase”) and (ii) as a result of the Purchase, Bailey received from Holdings substantial cash consideration in exchange for all of the shares of capital stock owned beneficially or of record by Bailey (the “Bailey Shares”).

(b) Bailey further acknowledges that, as an inducement to Holdings entering into the Purchase Agreement and as a condition to Holdings consummating the Purchase and the other transactions contemplated by the Purchase Agreement, and for the purpose of preserving the value of the business and goodwill of Marquis, Holdings, and the Marquis Business after consummation of the Purchase, Holdings has required that Bailey agree to the covenants set forth in this Section 8.

(c) Bailey further acknowledges that (i) the perceived goodwill associated with the Marquis Business and relationships with Customers are integral components of the value to Holdings of the Marquis Business; (ii) such perceived value was reflected in the consideration paid by Holdings in the Purchase Agreement; and (iii) Bailey's covenants and agreements contained in this Section 8 are necessary to preserve the perceived value of the Marquis Business, including the goodwill of the Marquis Business and relationships with Customers, for the benefit of Holdings and Marquis following consummation of the Purchase.

(d) Bailey further acknowledges that the covenants in this Section 8 were negotiated by Holdings as part of Bailey's sale of the Bailey Shares, which constitute Controlling Interests (as that term is defined in O.C.G.A. § 13-8-51(4)), pursuant to the Purchase Agreement, and that, in the event that it is ever contended that a covenant is too broad in description, time, scope, or geographic area, the arbitrator or court enforcing the covenant shall be entitled to “blue pencil” the covenant, so that as modified it is enforceable and binding upon Bailey.

(e) Bailey understands that the nature of his position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with Holdings and Marquis. Bailey understands and acknowledges that the services he is to provide to Holdings and Marquis are unique, special, or extraordinary. Bailey further understands and acknowledges that the ability of Holdings and Marquis to reserve these for the exclusive knowledge and use of Holdings and Marquis is of great competitive importance and commercial value to the Holdings and Marquis, and that improper use or disclosure by Bailey is likely to result in unfair or unlawful competitive activity.

(f) Bailey further acknowledges that the amount of his compensation reflects, in part, his obligations and the rights of Holdings and Marquis under this Section 8; that he has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein or in the Purchase Agreement in connection herewith; and that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of this Section 8 or the enforcement thereof by Holdings or Marquis.

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8.07 Injunctive Relief.

In the event of any breach or threatened breach of the covenants set forth in this Section 8, Bailey acknowledges that the damage to the Employer would be irreparable and that the Employer would be entitled to immediate injunctive relief from any court of competent jurisdiction, without the necessity of posting bond or showing any actual damages or that money damages would not afford an adequate remedy, to staunch the damage caused by the breach. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

9. Proprietary Rights.

9.01 Work Product.

Bailey acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas, and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by Bailey, individually or jointly with others, during the period of his employment by Employer and relating in any way to the Marquis Business or research or development for the Marquis Business (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical, and electronic copies, all improvements, rights, and claims related to the foregoing, and other tangible embodiments thereof (collectively, "Work Product"), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), mask works, patents, and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions, and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of Employer.

9.02 Work Made for Hire; Assignment.

Bailey acknowledges that, by reason of being employed by Employer at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is "work made for hire" as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by Employer. To the extent that the foregoing does not apply, Bailey hereby irrevocably assigns to Employer, for no additional consideration, Bailey's entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit Employer's rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that Employer would have had in the absence of this Agreement.

9.03 Further Assurances; Power of Attorney.

During and after his employment, Bailey agrees to cooperate reasonably with Employer to (a) apply for, obtain, perfect, and transfer to Employer the Work Product, as well as an Intellectual Property Right in the Work Product in any jurisdiction in the world and (b) maintain, protect, and enforce the same, including, without limitation, executing and delivering to Employer any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by Employer. Bailey hereby irrevocably grants Employer power of attorney to execute and deliver any such documents on Bailey's behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to Employer and further the transfer, issuance, prosecution, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Bailey does not promptly cooperate with Employer's request (without limiting the rights Employer shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Bailey's subsequent incapacity.

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9.04 No License.

Bailey understands that this Agreement does not, and shall not be construed to, grant Bailey any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to him by Employer.

10. Miscellaneous.

10.01 Titles Descriptive; Interpretation.

Titles are descriptive and not substantive parts of this Agreement. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole.

10.02 Negotiated Agreement.

The parties hereto have each been represented by counsel, and this Agreement has been negotiated and shall not be construed against one party or the other.

10.03 Governing Law.

This Agreement shall be governed by Georgia law without regard to its choice of law provisions.

10.04 Severability.

If any portion of this Agreement is held illegal or unenforceable, such portion or portions shall be absolutely and completely severable from all other provisions of this Agreement, and such other provisions shall constitute the agreement of the parties hereto with respect to the subject matter hereof. On such determination that a portion of this Agreement is illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.05 Counterparts, Signatures.

This Agreement may be executed in counterparts, each of which shall for all purposes be deemed an original, and all of such counterparts shall together constitute one and the same agreement. The Agreement may be executed via signature exchanged by facsimile or pdf, which signature shall be as valid as an original.

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10.06 Arbitration.

The parties hereto have agreed that any dispute arising out of or relating to this Agreement (a "Dispute") shall be resolved in accordance with the procedures set forth in this Section 10.06. Until completion of such procedures, no party hereto may take any action not contemplated herein to force a resolution of the Dispute by any judicial, arbitral, or similar process, except to the limited extent necessary to (i) avoid expiration of a claim that might eventually be permitted hereby or obtain interim relief, including injunctive relief, to preserve the status quo or prevent irreparable harm. All communications between the parties hereto or their representatives in connection with the attempted resolution of any Dispute shall be confidential and deemed to have been delivered in furtherance of Dispute settlement and shall be exempt from discovery and production, and shall not be admissible in evidence (whether as an admission or otherwise) in any arbitral or other proceeding for the resolution of the Dispute or otherwise. Disputes shall be finally settled by arbitration before a single arbitrator using the Commercial Arbitration Rules of the American Arbitration Association ("AAA") as then in effect (the "Arbitration Rules"), as modified by and subject to the provisions of this Section 10.06. The arbitration shall take place in Atlanta, Georgia. Any court of competent jurisdiction shall have authority to enter its order enforcing the award of the arbitrator (the "Underlying Award"), which shall be final and binding on the Disputing Parties, subject to the following sentence. Notwithstanding anything to the contrary in this Section 10.06, the parties hereto agree: that the Underlying Award may be appealed pursuant to the AAA's Optional Appellate Arbitration Rules (the "Appellate Rules"); that the Underlying Award rendered by the arbitrator shall, at a minimum, be a reasoned award; and that the Underlying Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Any such appeal must be initiated within thirty (30) days of receipt of an Underlying Award, by filing a notice of appeal pursuant to the Appellate Rules with any AAA office. Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof.

On receipt of a notice of a Dispute, the parties hereto (each, a "Disputing Party") shall initially participate in a mandatory mediation period. In the event that such mediation does not resolve the Dispute within ten (10) days (or any mutually agreed extension thereof), the arbitration process shall be commenced by the initiating Disputing Party giving written notice to the other Disputing Party of its intention to arbitrate (a "Demand"). The Dispute shall be decided by one arbitrator designated by the Disputing Parties as follows. If the Disputing Parties are able to agree upon such arbitrator within twenty one (21) days after the Demand has been received by one Disputing Party from the initiating Disputing Party, the Dispute shall be submitted to such arbitrator. If the Disputing Parties are unable so to agree upon such arbitrator within such period for any reason, AAA is authorized hereby to select an arbitrator within ten (10) days after the expiration of such twenty-one (21)-day period, which selection shall be made in accordance with the Arbitration Rules. The administrative fee of AAA and the compensation and all other costs and expenses of the arbitrator shall be paid by the Disputing Party that is not the substantially prevailing Disputing Party in the Dispute and the substantially prevailing Disputing Party in the Dispute shall be entitled to recover from the other Disputing Party (and the arbitrator may so award the substantially prevailing Disputing Party) any or all fees, costs, and expenses incurred by the substantially prevailing Disputing Party in connection with the Dispute, including reasonable attorneys' fees.

10.07 No Waiver, No Amendment.

No waiver shall be effective against any party hereto unless signed by the party against whom the waiver is asserted. No amendment to this Agreement or shall be effective unless signed by all parties to this Agreement. No waiver by any party hereto shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

10.08 Time is of the Essence.

Time is of the essence in the performance of this Agreement.

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10.09 Entire Agreement.

This Agreement is the entire agreement between the parties hereto as to the matters addressed herein. This Agreement is part of the Transaction Documents (as defined in the Purchase Agreement), and the Transaction Documents, taken as a whole, set forth the complete agreement between the parties thereto. Nothing in this Agreement shall be limited or modify any provision of the Purchase Agreement.

10.10 Successors and Assigns.

This Agreement is personal to Bailey and shall not be assigned by Bailey. Any purported assignment by Bailey shall be null and void from the initial date of the purported assignment. The Employer may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Employer. This Agreement shall inure to the benefit of the Employer and permitted successors and assigns.

10.11 Survival.

Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

[Signature page follows.]

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Witness our hands and seals as first above written.

Employer:	Bailey:

Marquis Industries, Inc.

By: /s/ Larry Heckman	/s/ Timothy A. Bailey (L.S.)
Name: Larry Heckman	Timothy A. Bailey
Title: President
[Corporate Seal]

Signature Page to Bailey Employment Agreement

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